Exhibit 99.1

CONSENT OF PIPER SANDLER & CO.

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

The Board of Directors:

We understand that Orthofix Medical Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated October 10, 2022, to the Board of Directors of SeaSpine Holdings Corporation (“SeaSpine”) as part of Amendment No. 1 to the Company’s Registration Statement (File No. 333-268234) on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the proxy statement/prospectus that forms a part of the Registration Statement to be delivered to SeaSpine’s stockholders in connection with the proposed merger involving SeaSpine and the Company.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex C to, and references thereto under the headings “Summary—Opinion of SeaSpine’s Financial Advisor”; and “SeaSpine Proposal I: Adoption of the Merger Agreement and Orthofix Proposal I: Approval of the Share Issuance—Background of the Merger”, “ —SeaSpine Board’s Recommendation and Reasons for the Merger”, and “ —Opinion of SeaSpine’s Financial Advisor” in the proxy statement/prospectus that forms a part of, the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ PIPER SANDLER & CO.

PIPER SANDLER & CO.

November 22, 2022